Exhibit 99.1

FOR IMMEDIATE RELEASE	NEWS RELEASE
Contact:
Robert M. Thornton, Jr.
Chief Executive Officer
(770) 933-7004

SUNLINK HEALTH SYSTEMS, INC ANNOUNCES SALE OF MEDICAL OFFICE BUILDING AND LAND

Atlanta, GA (October 11, 2018) – – SunLink Health Systems, Inc. (NYSE:AMERICAN: SSY) today announced the sale of a medical office building and approximately two adjacent acres of undeveloped land in Dahlonega, GA. After expenses, the company expects net proceeds from the sale of approximately $935,000, which will be retained for working capital and general corporate purposes. The company expects to recognize a pre-tax gain on the sale of approximately $452,000.

SunLink Health Systems, Inc. is the parent company of subsidiaries that own and operate healthcare businesses in the Southeast. Each of the Company’s healthcare businesses is operated locally with a strategy of linking patients’ needs with healthcare professionals. For additional information on SunLink Health Systems, Inc., please visit the Company’s website.

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 including, without limitation, statements regarding the company’s business strategy. These forward-looking statements are subject to certain risks, uncertainties and other factors, which could cause actual results, performance and achievements to differ materially from those anticipated. Certain of those risks, uncertainties and other factors are disclosed in more detail in the company’s Annual Report on Form 10-K for the year ended June 30, 2018 and other filings with the Securities and Exchange Commission which can be located at www.sec.gov.